Exhibit 4.2

ADMARK COMMUNICATIONS, INC.

CONSULTING RETAINER
AGREEMENT

CONSULTING RETAINER AGREEMENT

The parties enter into this Agreement and make it effective January 2, 2006. The parties to this Agreement are ADMARK COMMUNICATIONS, INC., hereinafter referred to as "ADNIARK," and AmerElite Solutions, Inc., hereinafter referred to as "AES." The parties voluntarily and mutually agree as follows:

RECITALS

WHEREAS, ADMARK is an advertising agency incorporated in and doing business in Phoenix, Arizona and;

WHEREAS, Kevin O'Shaughnessy is the president of Ad Mark and,

WHEREAS, AES is a manufacturing and distributing business incorporated in Nevada and doing business in Phoenix, Arizona and;

WHEREAS, Rob Knapp is the president of AES and,

WHEREAS, the parties are entering into this Consulting Retainer Agreement for the purpose of confirming their intent to further develop their business relationship;

NOW THEREFORE, in consideration of the promises herein and the mutual promises and undertakings herein contained and set forth, and for other good and valuable considerations made by each party to the other, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

CONSULTING RETAINER AGREEMENT

CONSULTING FEES

1.	AES shall pay 51,500.00 per week to ADNIARK for consultation and advice regarding advertising and marketing of the AES product line. (Excludes short form media buying.)
2.	AES's obligation to pay this amount will begin on January 2, 2006 and end December 31, 2006.
3.	In addition to the weekly retainer fee, AES will immediately transfer 100,000 shares of its stock to the Kevin W. O'Shaughnessy Family Trust. The transfer will occur no later than January 17, 2006.
4.
1n the event that AES's sales amount to twice its advertising expenditures for six consecutive months, AES will transfer an additional 50,000 shares of its stock to the Kevin W. O'Shaughnessy Family Trust. The transfer will occur no later than 15 days after the end of the sixth month.

5.	After the media launch, scheduled for March 2006, should there be a 30-day interruption in media purchases, the retainer would adjust to $2,000 for each ensuing month, replacing item #1.

CHOICE OF LAW, VENUE, JURISDICTION

6.
It is understood and agreed that this Agreement is entered into under the laws of the State of Arizona, and in the construction or execution of the same wherever and whenever undertaken, the laws of the State of Arizona shall be deemed to apply and prevail.

INDEPENDENT LEGAL ADVICE

7.	Each of the parties acknowledges that it is entering into this Agreement of its own accord and that each has had the opportunity to obtain independent legal advice from counsel of its own selection.

ATTORNEYS FEES

8.
If any action is brought in connection with this Agreement, the prevailing party shall be entitled to recover its reasonable costs and attorney's fees incurred, in addition to any other award it shall receive

CONSULTING RETAINER AGREEMENT

ENTIRE AGREEMENT

9.
This Agreement and any other instrument(s) executed at the same time as this Agreement contain the final, complete, and exclusive agreement of the parties concerning the subject matters covered. It may not be altered, amended, or modified except by an instrument in writing executed by both parties. Any previous oral or written agreements between the parties about matters addressed in this Agreement are entirely superseded by this Agreement.

COUNTERPARTS

10.	This Agreement may be executed in any number of counterparts, any one of which shall be deemed to be the original, even if others are not produced.

REPRESENTATIONS

11.
Neither of the parties, nor any of his or her representatives, has made any representation or warranty to the other party upon which the other party is relying in entering into this Agreement, except as expressly provided in this Agreement. There have been no promises, agreements or undertakings of either of the parties to the other, except as set forth in this Agreement, relied upon by either as an inducement to enter into this Agreement. Each party has read this Agreement and is fully aware of its contents and its legal effect.

SEVERABILITY OF PROVISIONS

12.
It is understood and agreed that the provisions of each article in this Agreement are independent covenants and agreements and should any part or provision of this Agreement be breached by any party or be held to be invalid, the remainder of this Agreement shall nevertheless be deemed valid and binding upon the parties hereto.

CONSULTING RETAINER AGREEMENT

MODIFICATIONS AND WAIVERS

13.	No modification or waiver of any of the terms of this Agreement shall be valid unless in writing and duly executed by the parties hereto with the same formality of this Agreement.
14.
The failure of either party to this Agreement to insist in any one or more instances upon strict performance of any of the terms or provisions of this Agreement, or to exercise any option to make election herein contained or provided for, shall not be construed as a waiver or as a relinquishment for the future of any such term, option or election, and the same shall continue in full force and effect and no waiver of any default hereunder shall be deemed a waiver of any subsequent default.

THE FOREGOING IS AGREED TO BY:

AdMark Communications, Inc.

DATE: 1-17-06	By:	/s/ Kevin O’Shaughnessy
Kevin O’Shaughnessy, President

AmerElite Solutions, Inc.

DATE: 1-17-06	By:	/s/ Rob Knapp
Rob Knapp, President
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